UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 7, 2026

TERADYNE, INC.

(Exact Name of Registrant as Specified in Charter)

Massachusetts	001-06462	04-2272148
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Riverpark Drive, North Reading, MA	01864
(Address of Principal Executive Offices)	(Zip Code)

(978) 370-2700

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐

    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On August 7, 2026, Teradyne, Inc. (“Teradyne” or “the Company”) entered into a Credit Agreement (the “Credit Agreement”) with PNC Bank, National Association, as administrative agent, issuing bank and swingline lender, and the several banks and other financial institutions and lenders from time to time party thereto. The Credit Agreement provides for a five-year, senior secured revolving credit facility of $1.0 billion (the “Credit Facility”). Capitalized terms used herein but not defined herein have the meanings given to such terms in the Credit Agreement.

Proceeds from the Credit Facility may be used for working capital and general corporate purposes. At this time, the Company has not borrowed any funds under the Credit Facility.

The interest rates applicable to loans under the Credit Facility are, at the Company’s option, (A) at all times other than during an Investment Grade Suspension Period (as defined below), equal to either a base rate plus a margin ranging from 0.00% to 0.75% per annum or SOFR (subject to a floor of 0.00% per annum) plus a margin ranging from 1.00% to 1.75% per annum, based on the then-applicable consolidated leverage ratio and (B) during an Investment Grade Suspension Period, equal to either a base rate plus a margin ranging from 0.00% to 0.50% per annum or SOFR (subject to a floor of 0.00% per annum) plus a margin ranging from 1.00% to 1.50% per annum, based on the more favorable of the then-applicable consolidated leverage ratio and the then-applicable debt rating. In addition, the Company will pay a commitment fee on the unused portion of the commitments under the Credit Facility ranging from, (A) at all times other than during an Investment Grade Suspension Period, 0.125% to 0.225% per annum, based on the then-applicable consolidated leverage ratio and (B) during an Investment Grade Suspension Period, 0.10% to 0.20% per annum, in each case, based on the more favorable of the then-applicable consolidated leverage ratio and the then-applicable debt rating.

The Company is not required to repay any loans under the Credit Facility prior to maturity, subject to certain customary exceptions. The Company is permitted to prepay all or any portion of the loans under the Credit Facility prior to maturity without premium or penalty, other than customary breakage costs.

The Credit Agreement contains customary events of default, representations, warranties and affirmative and negative covenants that, among other things, limit the Company’s and its Restricted Subsidiaries’ ability to sell assets, grant liens on assets, incur other indebtedness and make certain investments and restricted payments, all subject to exceptions set forth in the Credit Agreement. The Credit Agreement also requires the Company to satisfy two financial ratios measured as of the end of each fiscal quarter: (A) a maximum consolidated leverage ratio of 3.50:1.00 (or, for the fiscal quarter during which a an acquisition involving aggregate consideration in excess of $200 million occurs and the following three fiscal quarters thereafter, 4.00:1.00) and (B) except during an Investment Grade Suspension Period, a minimum interest coverage ratio of 2.50:1.00.

The Credit Facility is guaranteed by certain of the Company’s wholly-owned domestic subsidiaries and secured by assets of the Company and such subsidiaries, including a pledge of 65% of the capital stock of certain foreign subsidiaries.

Upon the Company obtaining an investment grade rating from at least two of S&P, Moody’s and Fitch of (A) with respect to S&P, a debt rating of BBB- or better (with stable outlook or better), (B) with respect to Moody’s, a debt rating of Baa3 or better (with stable outlook or better) and (C) as to Fitch, a debt rating of BBB- or better (with stable outlook or better) (each, an “Investment Grade Rating Trigger Date”) and at all times thereafter until the occurrence of a Secured Covenant Reinstatement Event (as defined below) (such period, an “Investment Grade Suspension Period”), the collateral and the guarantees will be released and the Company and its Restricted Subsidiaries will no longer be subject to the covenants (A) requiring the grant of security interests in after-acquired collateral, (B) requiring a minimum interest coverage ratio or (C) restricting the incurrence of indebtedness, fundamental changes, dispositions of property, restricted payments, investments and other negative covenants restricting accounting changes, swap agreements, negative pledges or restrictions on subsidiary distributions. Following a downgrade by at least two of S&P, Moody’s and Fitch to less than either (A) as to S&P, BB+, (B) as to Moody’s Ba1 and (C) as to Fitch, BB+ (a “Secured Covenant Reinstatement Event”), the released collateral and guarantees, subject to certain exceptions, and such suspended covenants will be reinstated until the next Investment Grade Rating Trigger Date.

The foregoing description of the Credit Agreement is not complete and is subject to and qualified in its entirety by reference to the Credit Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 2.03 Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet

Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Description

10.1 Credit Agreement, dated August 7, 2026, by and among Teradyne, Inc., as the Borrower, PNC Bank, National Association, as the administrative agent, issuing bank and swingline lender, and the several banks and other financial institutions and lenders from time to time party thereto

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TERADYNE, INC.

Dated: August 7, 2026 By: /s/ Michelle Turner

Name: Michelle Turner

Title: V.P., Chief Financial Officer and Treasurer